Exhibit 10.2

December 6, 2013

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

Dear Sirs:

I am writing on behalf of High River Limited Partnership (“High River”), an entity controlled indirectly by Carl C. Icahn. We understand that Federal-Mogul Corporation’s Tranche B term loan in the principal amount of approximately $1.6 billion as of the date hereof (the “Term B Loan”) outstanding under the credit agreement dated as of December 27, 2007, as amended (the “Credit Agreement”), will mature in December 2014. We hereby confirm that, if Federal-Mogul Corporation is not able to refinance the Term B Loan on or prior to September 27, 2014, then High River or an affiliate with at least the same net worth (the “Provider”) will provide the loan financing (the “Loan Financing”) to Federal-Mogul Corporation and its subsidiaries (the “Company”) set forth herein. We also confirm that the Provider has and will maintain the ability to provide such funding.

The Loan Financing will be made available by the Provider on terms that would be applicable in an arm’s-length transaction for such loans to a company having the credit-worthiness and that is otherwise similarly situated to the Company. Any such Loan Financing will provide necessary funding (not greater than an aggregate of $1.6 billion) to enable the Company to continue its business operations as a going concern through December 27, 2015. We confirm that the Provider will not recall or demand any repayment of the Loan Financing, other than repayment that will not adversely affect the ability of the Company to carry on their business operations as a going concern through December 27, 2015. However, the Provider will be entitled to recall or demand repayment of all the Loan Financing prior to December 27, 2015 if the loans outstanding under the Credit Agreement shall have become due and payable prior to their stated maturity.

All Loan Financing will be subject to our mutual negotiation and agreement to and execution and delivery of, loan and security documents and will also be subject to approval of the independent directors of the Company.

HIGH RIVER LIMITED PARTNERSHIP

By:	Hopper Investments LLC, its general partner
By:	Barberry Corp., its sole member

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary and Treasurer

cc: Grant Thornton LLP